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                                                                    Exhibit 12.1


                     AAI.FOSTERGRANT, INC. AND SUBSIDIARIES
             COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES


The following table sets forth the ratio of earnings to fixed charges of AAi.FosterGrant, Inc. and Subsidiaries for each of the five years in the period ended December 31, 1997, the three months ended March 31, 1997 and April 4, 1998 and on a pro forma basis for the year ended December 31, 1997 and the three months ended April 4, 1998. The ratio of earnings to fixed charges is computed by dividing net fixed charges (interest expense, amortization of debt issuance costs, accretion and noncash dividends and the portion of rental expense that is representative of the interest factor) into earnings before income taxes and fixed charges.


                                                                                                   Three Months Ended,
                                              Year Ended December 31                         ------------------------------
                          ----------------------------------------------------------------   March 31,  April 4,   April 4,
                           1993        1994        1995      1996       1997        1997       1997      1998       1998
                          ------      ------      ------     ----      ------     --------   ---------  --------   --------
                                                                                 (Pro Forma)                     (Pro Forma)
Earnings before
  income taxes
  excluding accretion
  and non cash
  dividends               $4,954      $2,820      $8,467   $  987     $ 2,015     $(1,107)    $  165    $  543     $ (443)

Interest expense
  including interest
  portion of rental
  expense                    679         506       1,150    1,574       4,316       8,915        953     1,189      2,192
Undistributed earnings
  of unconsolidated
  subsidiaries                --        (447)       (275)      --          --          --         --        --        (60)
                          ------      ------      ------   ------     -------     -------     ------    ------     ------

Earnings before fixed
  charges                  5,633       2,879       9,342    2,561       6,331       7,808      1,118     1,732      1,689
                          ------      ------      ------   ------     -------     -------     ------    ------     ------
Fixed Charges:
  Interest expense
     including interest
     portion of rental
     expense                  679        506       1,150    1,574       4,316       8,915        953     1,189      2,192
  Accretion and
     noncash dividends         --          --         --    1,872       6,138       6,138      1,471     1,246      1,246
                           ------      ------     ------   ------     -------     -------     ------    ------     ------
Fixed charges                 679         506      1,150    3,446      10,454      15,053      2,424     2,435      3,438
                           ------      ------     ------   ------     -------     -------     ------    ------     ------

Ratio of earnings to
  fixed charges             8.30x       5.69x      8.12x       --          --          --        --         --         --